Exhibit (1)

                         Board of Directors Resolution



                                                                   Resolution #5
                                                             Ameritas Life of NY

                                 RESOLUTION #5

      New Designation for First Ameritas Variable Annuity Separate Account
                   (Ameritas Life of NY Separate Account VA)



     WHEREAS, the Board of Directors of Ameritas Life Insurance Corp. of New York ("Ameritas Life of NY") established by Resolution #7 on March 21, 2000, the "First Ameritas Variable Annuity Separate Account" ("Separate Account") pursuant to the provisions of New York Insurance Law Section 4240, reserving the right the Board of Directors to change the designation of the Separate Account to such other designation as it may deem necessary or appropriate;

     WHEREAS, the Board of Directors of Ameritas Life of NY now desires to change the designation of the Separate Account to "Ameritas Life of NY Separate Account VA."

     NOW THEREFORE, BE IT RESOLVED, that the Board of Directors of Ameritas Life of NY hereby designates the Separate Account to be "Ameritas Life of NY Separate Account VA."



AMERITAS LIFE INSURANCE CORP. OF NEW YORK
Annual Board of Directors
March 1, 2012